Exhibit 99.1

For Immediate Release

China Green Energy Industries Announces 58.0% Increase in Revenue and
93.8% Increase in Net Income for the Third Quarter of 2010

New York and Jiangsu, China – November 19, 2010 – China Green Energy Industries, Inc., (OTCBB; OTCQB: TACN) a leading manufacturer and distributor of high tech and environmentally friendly consumer products today announced its financial results for the third quarter of 2010 and provided a business update.

Q3 2010 financial highlights (year-over-year):

  Revenue increased 58.0% to $6.1 million
  Gross profit increased 126.5% to $2.9 million
  Operating income increased 116.4% to $2.2 million
  Net income increased 93.8% to $1.6 million, or $0.07 per share
  $2.1 million of cash and no long-term debt as of September 30, 2010

Jianliang Shi, Chairman and Chief Executive Officer commented, "We are pleased to announce very strong year-over-year growth in revenue and net income. China Green Energy Industries is extremely well-positioned both within the high tech and environmentally friendly product markets, as evidenced by our strong historic revenue growth, our premier customer base, and long-term relationships with major OEMs and global Fortune 500 companies.”

“Our three main business lines consist of light-weight electric vehicles (LEV), cryogen-free refrigerators, and also network and HDMI cables. Our legacy network and HDMI cable business continues to grow rapidly and generate solid cash flow to fuel our growth. At the same time, we have increased our focus on environmentally friendly products, which are in great demand both in China and abroad. Specifically, we now private label our cryogen-free refrigerators for such global brands as Ford, Pepsi, Coca-Cola, Disney, etc. Our cryogen-free refrigerators use less electricity and cost less than conventional refrigerators. Moreover, our products do not contain Freon or cause pollution during the manufacturing process. As a result, we have seen strong consumer demand for this product line.”

“Most importantly, we are extremely excited about the outlook for the LEV business. Although still a relatively small percentage of our overall revenue, we expect the LEV business to grow dramatically in the coming months and years. We initially launched this business in 2008 with a single large OEM customer in the Netherlands. We believe our success with this European customer is a direct result of our superior product and low-cost manufacturing. We are preparing to launch LEVs domestically in China and anticipate this business will grow rapidly based on our current sales pipeline. “

Mr. Shi concluded, “Overall, we believe we have built a highly scalable operation and expect to gain significant operating leverage as we continue to grow revenue and increase utilization of our existing capacity, which in turn, will drive meaningful value for shareholders.”

Revenue for the third quarter of 2010 increased 58.0% to $6.1 million from $3.9 million for the same period last year. Gross profit for the third quarter of 2010 increased 126.5% to $2.9 million compared to $1.3 million for the same period in 2009. Operating income for the third quarter of 2010 increased 116.4% to $2.2 million compared to $1.0 million for the same period last year. Net income for the third quarter of 2010 increased 93.8%, to $1.6 million, or $0.07 per diluted share, compared to $0.8 million, or $0.04 per diluted share, for the same period last year.

Revenue for the nine months ended September 30, 2010 increased 152.8% to $23.9 million from $9.4 million for the same period last year. Gross profit for the nine months ended September 30, 2010 increased 174.5% to $8.2 million compared to $3.0 million for the same period in 2009. Operating income for the nine months ended September 30, 2010 increased 206.5% to $6.5 million compared to $2.1 million for the same period last year. Net income for the nine months ended September 30, 2010 increased 213.1%, to $4.8 million, or $0.22 per diluted share, compared to $1.5 million, or $0.07 per diluted share, for the same period last year.

About China Green Energy Industries

China Green Energy Industries is a leading manufacturer and distributor of high tech and environmentally-friendly consumer products. The company has three main product lines: light weight electric vehicles (LEV), cryogen-free refrigerators, and network/HDMI cables. It has well-established sales channels in China, with significant exports to Europe. China Green Energy Industries manufactures and distributes its own products under the brand name "Best," and also sells its product under private label to leading OEMs and Fortune 500 companies such as Wal-Mart, Carrefour, Home Depot, Ford, Pepsi, Coca-Cola, Carlsberg, Disney, etc. Additional information about the company is available at: www.chinagei.com.

Contact:
Crescendo Communications, LLC
David Waldman or Vivian Huo
Tel: (212) 671-1020
E-mail: tacn@crescendo-ir.com

This press release may contain statements that constitute “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” and similar expressions are intended to identify forward-looking statements. These statements appear in a number of places in this document and include statements regarding the intent, belief or expectation of the company, its directors or its officers with respect to events, conditions, and financial trends that may affect future plans of operations, business strategy, operating results, and financial position. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. These risks and uncertainties include, but are not limited to, the factors mentioned in the “Risk Factors” section of the company‘s Current Report on Form 8-K filed on June 11, 2010, and other risks mentioned in this press release or in our other reports filed with the Securities and Exchange Commission (the “SEC”) since the filing date of the Registration Statement. Although these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect the company‘s current judgment regarding the direction of the business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by law, the company undertakes no responsibility or obligation to update publicly these forward-looking statements, but may do so in the future in written or oral statements.

(tables follow)

China Green Energy Industries, Inc.
(Formerly TradeOn, Inc.)
Condensed Consolidated Balance Sheets
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)
	As of September 30	As of December 31
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,133,460	$757,742
Restricted cash	3,956,346	3,656,468
Trade accounts receivables, net	10,892,511	2,691,560
Other receivables, prepayments and deposits	567,606	931,662
Inventories, net	2,638,950	1,966,989
Loans to third parties	3,284,513	2,734,428
Loans to a related party	2,620,750	-
Amounts due from related parties	1,158,247	784,690
Deferred tax asset	72,131	70,664
Total current assets	27,324,514	13,594,203
Long-term equity investment	163,230	159,909
Property, plant and equipment, net	6,412,306	4,222,825
Land use rights	1,028,257	1,023,258
Deferred tax asset	58,330	57,143
TOTAL ASSETS	$34,986,637	$19,057,338

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade accounts payable	$7,065,079	$3,701,489
Bills payable	7,912,692	6,552,390
Other payables and accrued charges	2,563,501	940,960
Income tax payable	2,309,944	685,076
Short-term bank loans	8,796,524	5,575,382
Amount due to a related party	-	234,525
Total current liabilities	28,647,740	17,689,822
TOTAL LIABILITIES	28,647,740	17,689,822

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock : par value $0.0001 per share
Authorized 100,000,000 shares; issued and outstanding
23,529,411 shares and 20,734,531 shares as of
September 30, 2010 and December 31, 2009	2,353	2,073
Preferred stock : par value $0.01 per share
Authorized 50,000,000 shares; none issued and outstanding	-	-
Additional paid-in capital	1,311,248	1,301,731
Accumulated other comprehensive income	174,922	60,470
Retained earnings	4,850,374	3,242

TOTAL STOCKHOLDERS’ EQUITY	6,338,897	1,367,516

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,986,637	$19,057,338

China Green Energy Industries, Inc.
(Formerly TradeOn, Inc.)
Condensed Consolidated Statements of Income and Comprehensive Income
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)
	Three months ended		Nine months ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009

Revenues	$6,143,672	$3,888,831	$23,850,636	$9,434,283
Cost of revenues	(3,228,879)	(2,602,062)	(15,663,809)	(6,452,269)
Gross profit	2,914,793	1,286,769	8,186,827	2,982,014
Operating expenses

General and administrative expenses	(628,654)	(222,008)	(1,261,790)	(641,267)
Selling expenses	(127,834)	(67,554)	(416,035)	(217,376)
	(756,488)	(289,562)	(1,677,825)	(858,643)

Income from operations	2,158,305	997,207	6,509,002	2,123,371
Interest income	118,782	30,527	235,020	57,269
Other income	14,149	3,389	73,382	139,247
Finance costs	(129,734)	(78,763)	(339,730)	(256,012)

Income before income taxes	2,161,502	952,360	6,477,674	2,063,875
Income taxes	(576,447)	(134,465)	(1,630,542)	(515,969)

Net income	$1,585,055	$817,895	$4,847,132	$1,547,906
Other comprehensive income (loss)
Foreign currency translation adjustments	96,290	1,014	114,452	(2,673)
Total comprehensive income	$1,681,345	$818,909	$4,961,584	$1,545,233

Earnings per share
- Basic and diluted	$0.07	$0.04	$0.22	$0.07

Weighted average number of shares outstanding
- Basic and diluted	23,529,411	20,734,531	21,895,639	20,734,531

China Green Energy Industries, Inc.
(Formerly TradeOn, Inc.)
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2010 and 2009
(Stated in US Dollars)
	Nine months ended September 30,
	(Unaudited)
	2010	2009
Cash flows from operating activities
Net income	$4,847,132	$1,547,906
Adjustments to reconcile net income to net
cash provided by (used in) operating activities: -
Depreciation and amortization	366,688	268,810
Recovery of doubtful accounts	(946)	-
Changes in operating assets and liabilities: -
Trade accounts receivables	(8,002,751)	(3,731,372)
Other receivables, prepayments and deposits	376,750	137,537
Inventories	(620,160)	352,423
Amounts due from related parties	(351,060)	(83,644)
Trade accounts payable	3,229,680	(117,428)
Other payables and accrued charges	1,575,520	509,095
Income tax payable	1,582,542	497,195
Amount due to a related party	(235,241)	(329,565)

Net cash flows provided by (used in) operating activities	2,768,154	(949,043)

Cash flows from investing activities
Payments to acquire property, plant and equipment	(2,416,027)	(783,362)
Loans to third parties	(484,738)	-
Loans to a related party	(2,575,267)	-
Cash acquired from the RTO	9,796	-

Net cash flows used in investing activities	(5,466,236)	(783,362)

Cash flows from financing activities
Proceeds from bank loans	3,051,465	131,531
Increase in restricted cash	(220,058)	(1,724,513)
Increase in bills payable	1,202,982	3,449,027

Net cash flows provided by financing activities	4,034,389	1,856,045

Effect of foreign currency translation on cash and cash equivalents	39,411	1,677

Net increase in cash and cash equivalents	1,375,718	125,317
Cash and cash equivalents - beginning of period	757,742	654,388

Cash and cash equivalents - end of period	$2,133,460	$779,705

Supplemental disclosures for cash flow information
Interest paid	$339,730	$256,012
Income taxes paid	$48,000	$18,774